Exhibit 10.1

SUPPLEMENTAL RETIREMENT PLAN AGREEMENT

          This sets forth the Supplemental Retirement Plan Agreement made effective as of August 1, 2006 between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company, and COMMUNITY BANK, N.A., a national banking association, both having offices located in Dewitt, New York (collectively, the “Employer”), and (ii) MARK E. TRYNISKI, an individual currently residing at 1964 Penfold Way, Baldwinsville, New York (“Employee”). This Agreement supersedes the Supplemental Retirement Plan Agreement between the parties dated as of July 1, 2003.

RECITALS

A.	Employer and Employee are parties to an Employment Agreement dated and effective as of December 1, 2005 (“Employment Agreement”).

B.	The Employment Agreement provides that Employer and Employee shall enter into a separate agreement regarding supplemental retirement benefits.

C.	This Agreement sets forth the terms of the parties’ agreement regarding supplemental retirement benefits.

TERMS

          IN CONSIDERATION of the premises and mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:

1.	Supplemental Retirement Benefit.

                  (a)     Subject to the minimum benefit provisions of paragraph 1(b) and the vesting provisions of paragraph 5, Employer shall pay Employee an annual supplemental retirement benefit equal to the product of (i) 3 percent, times (ii) Employee’s years of service with Employer, times (iii) Employee’s final average compensation, with the product of (i) times

(ii) times (iii) reduced by Employee’s other retirement benefits. Subject to the adjustments described in paragraph 4, the benefit described in this paragraph 1(a) initially shall be expressed as a single life annuity (payable for Employee’s life) commencing as of the date determined pursuant to paragraph 4.

                    (b)      The annual supplemental retirement benefit payable pursuant to this Agreement shall not be less than the excess (if any) of (i) the annual benefit that Employee would have earned pursuant to the Community Bank System, Inc. Pension Plan (“Pension Plan”) if 100 percent of Employee’s annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Section 401(a)(17) is added to the amount of Employee’s annual compensation actually taken into account pursuant to the Pension Plan and if Internal Revenue Code Section 415 is disregarded, minus (ii) the annual benefit actually payable to Employee pursuant to the Pension Plan. For purposes of calculating the annual benefit described in clause (i) of this paragraph 1(b), the provisions of the Pension Plan that describe a minimum account balance and a supplemental account balance for Employee shall be disregarded. Any benefit attributable to any such minimum account balance and any supplemental account balance (other than any supplemental account balance attributable to Employee’s elective deferrals to the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc.) actually payable pursuant to the Pension Plan, however, shall be taken into account for purposes of clause (ii) of this paragraph 1(b).

2.	Definitions.

                    (a)           For purposes of paragraph 1(a), “years of service with Employer” shall be credited to Employee in the same manner as years of service are credited to Employee under the

Pension Plan, provided that no more than 20 years of service will be taken into account under clause (ii) of paragraph 1(a).

                  (b)     For purposes of paragraph 1(a), Employee’s “final average compensation” shall be the annual average of Employee’s Base Salary (as defined in the Employment Agreement) and cash incentive payment awarded during the five consecutive calendar years preceding the calendar year of the Employee’s termination. In no event will “final average compensation” take into account any lump sum payment made to Employee in connection with a “Change of Control” (as that term is defined in the Employment Agreement).

                  (c)     For purposes of paragraph 1(a), Employee’s “other retirement benefits” shall mean the sum of

(i)

the annual benefit earned by Employee pursuant to the Pension Plan (disregarding any supplemental account balance in the Pension Plan to the extent such account is attributable to the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc.), plus

(ii)	50 percent of the estimated annual benefit payable to Employee pursuant to the Federal Social Security Act, plus

(iii)

the annual benefit that could be provided by Employer contributions (other than elective deferrals) made on Employee’s behalf under (A) the Community Bank System, Inc. 401(k) Employee Stock Ownership Plan, and (B) the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc., adjusted to reflect actual earnings, losses and expenses credited to and charged against such Employer contributions, if such contributions (as adjusted) were converted to a single life annuity benefit payable at the same time as the benefit paid under this Agreement, using the factors applied to determine actuarial equivalents under the Pension Plan at the time payments begin under this Agreement.

                  (d)      For the purposes of paragraph 1(b) and paragraph 2(c)(i), Employee’s Pension Plan benefit will be Employee’s accrued benefit under the Pension Plan, determined without regard to Employee’s supplemental account balance under the Pension Plan. Such accrued benefit shall be determined as of the earlier of (i) the date Employee begins to receive such Pension Plan benefit, or (ii) the date Employee begins to receive the supplemental retirement plan benefit, expressed (in either case) in the form of a single life annuity (payable for Employee’s life) commencing as of the date determined pursuant to paragraph 4; provided, however, that, if Employee retires in good standing from Employer after attaining at least age 62, then the amount described in clause (i) of paragraph 1(b) shall be determined without reduction for early retirement. In the event payments of supplemental retirement benefits commence before payments of Employee’s Pension Plan benefit commence, the supplemental retirement benefit shall be adjusted (if necessary) to reflect any difference between the Pension Plan benefit calculated pursuant to the preceding sentence and the actual benefit paid to Employee pursuant to the Pension Plan.

                  (e)      For purposes of paragraph 2(c)(ii), Employee’s Social Security Benefit (“Benefit”) will be valued by the actual Benefit Employee receives or is qualified to receive at the time Employee elects to receive the supplemental retirement benefit, or if Employee has not yet qualified for the Benefit, the Benefit will be valued by the maximum benefit available to an individual equal in age to Employee.

3.	Change of Control.

                  (a)     If Employee’s employment with Employer (as an employee) shall cease for any reason, including Employee’s voluntary termination for “good reason”, but not including Employee’s termination for “cause” or Employee’s voluntary termination without “good reason,” within 2 years following a “Change of Control” that occurs during the “Period of Employment” (as all of the foregoing quoted terms are defined in the Employment Agreement), then Employer shall:

(i)	Treat Employee as 100 percent vested in the supplemental retirement benefit earned pursuant to this Agreement through Employee’s date of termination;

(ii)

Subject to the 20-year maximum described in paragraph 2(a), credit Employee under this Agreement with the greater of 3 years of service or the years of service Employee is retained as a consultant under the terms of paragraph 6 of the Employment Agreement for purposes of determining Employee’s supplemental retirement benefit described in paragraph 1(a);

(iii)

Subject to the 20-year maximum described in paragraph 2(a), credit Employee under this Agreement with 2 additional years of service for purposes of determining Employee’s supplemental retirement benefit described in paragraph 1(a); and

(iv)

Determine Employee’s “final average compensation” under paragraphs 1(a) and 2(b) by considering the years of service Employee is retained as a consultant under the terms of the Employment Agreement as service that precedes Employee’s termination and considering amounts paid to

Employee during that period as Base Salary and cash incentive payments to Employee; provided, however, that in no event will “final average compensation” take into account any lump sum payment made to Employee in connection with a “Change of Control”.

                    (b)      Subject to Employer’s right to make the single lump sum payment described in paragraph 3(c) below, if any portion of the amounts paid to, or value received by, Employee following a “Change of Control” (whether paid or received pursuant to this Agreement or otherwise) constitutes an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, then, to the extent consistent with Internal Revenue Code Section 409A and this Agreement, the parties shall negotiate a restructuring of payment dates and/or methods (but not payment amounts) to minimize or eliminate the application of Internal Revenue Code Section 280G. If an agreement to restructure payments cannot be reached within 60 days of the date the first payment is due under this Agreement, then payments shall be made without restructuring. Subject to paragraph 3(c), Employee shall be responsible for all taxes that are payable by Employee as a result of Employee’s receipt of an “excess parachute payment.”

                    (c)      Notwithstanding the foregoing of this paragraph 3, and to the extent consistent with Internal Revenue Code Section 409A and this Agreement, the Board of Directors of Employer may elect, in its sole discretion, to terminate this Agreement and pay all benefits due Employee pursuant to this Agreement in a single lump sum payment within 90 days following a Change of Control and Employee’s termination of employment with Employer. In the event a single lump sum payment is made pursuant to the foregoing sentence, the amount of the payment shall be increased to the extent necessary to hold Employee harmless from all income and excise tax liability attributable to such single lump sum payment.

4.	Time and Form of Payment.

                   (a)      If vested pursuant to paragraph 5, the supplemental retirement benefit described in paragraph 1 shall be payable in monthly installments commencing on the first day of the seventh month following the later of (i) Employee’s 55th birthday, or (ii) Employee’s termination of employment with Employer; provided, however, that, if Employee separates from service with Employer due to Employee’s death, then the survivor portion of the supplemental retirement benefit (as described in paragraph 4(c)) shall be payable commencing on the first day of the seventh month that follows the month during which Employee dies.

                   (b)      If vested pursuant to paragraph 5, the supplemental retirement benefit described in paragraph 1 shall be paid in the form of an actuarially reduced joint and 100 percent survivor benefit (using the factors applied to determine actuarial equivalents under the Pension Plan at the time payments begin), with Employee’s spouse as survivor annuitant.

                   (c)      Notwithstanding the foregoing, if Employee dies prior to commencing receipt of payments under this Agreement, Employee’s surviving spouse shall receive an actuarially reduced 100 percent survivor benefit determined as if Employee retired on the day prior to his death and immediately commenced receipt of payments under both this Agreement and the Pension Plan in the form of an actuarially reduced joint and 100 percent survivor benefit with his spouse as survivor annuitant. If Employee has no spouse at the time of Employee’s death, no survivor benefits shall be paid pursuant to this Agreement.

5.	Vesting.

                   (a)      Except as provided in paragraphs 3(a) and 5(b), Employee’s right to the supplemental retirement benefit described in paragraph 1(a) shall be considered vested upon

Employee’s satisfactory completion of 36 consecutive months of service as President and Chief Executive Officer of Employer.

                    (b)      In the event of Employee’s termination of employment due to his death or total disability prior to completion of the 36-month service period described in (a) above, Employee shall be deemed to be 100 percent vested in the benefit earned pursuant to paragraph 1(a) through the date of termination.

                    (c)      Employee shall be 100 percent vested at all times in any benefit Employee may earn pursuant to paragraph 1(b).

          6.       Funding. Employer shall establish a “grantor trust” (as that term is defined in Internal Revenue Code Section 671) to aid it in the accumulation and payment of the supplemental retirement benefit described in this Agreement; provided that the trust shall be established with the intention that the creation and funding of the trust shall not result in the recognition of gross income by Employee of any amount credited under the trust prior to the date the amount is paid or made available. Assets of the trust, and any other assets set aside by Employer to satisfy its obligations under this Agreement, shall remain at all times subject to the claims of Employer’s general creditors. Employee and his beneficiaries shall not have any rights under this Agreement that are senior to the claims of general unsecured creditors of Employer. Notwithstanding any other term or provision of this Agreement or the trust, and to the extent consistent with Internal Revenue Code Section 409A and this Agreement, within ten business days following Employee’s termination of employment with Employer due to Employee’s retirement, disability or death, or, if earlier, immediately prior to the effective date of a “Change of Control” (as defined in the Employment Agreement), Employer shall fully fund the trust (using the same actuarial assumptions used to establish funding in the Pension Plan) for all benefits earned pursuant to this Agreement through the date of Employee’s termination of employment or the effective date of the Change of Control, as applicable.

          7.      Benefits Not Assignable. The right to receive the supplemental retirement benefit described in this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance, nor subject to attachment, garnishment, levy, execution or other legal or equitable process for the debts, contracts or liabilities of Employee or his beneficiaries.

          8.      Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this instrument shall be construed as if such invalid provisions had not been inserted. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Internal Revenue Code Section 409A.

          9.      Governing Law. This Agreement was executed and delivered in the State of New York and shall be construed and governed in accordance with the laws of the State of New York.

        10.      Assignability and Successors. This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization.

        11.      Miscellaneous. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements, including the July 1, 2003 Supplemental Retirement Plan Agreement between the parties. This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties.

          12.      Counterparts. This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

          13.      Jurisdiction and Venue. The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State.

          The foregoing Supplemental Retirement Plan Agreement is established by the following signatures of the parties.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Paul M. Cantwell Jr

Its:	Chairman

COMMUNITY BANK, N.A.

By:	/s/ Bernadette R. Barber

Its:	SVP Chief HR Officer

/s/ Mark E. Tryniski

MARK E. TRYNISKI